                                                                   EXHIBIT 12.1

                            COSTCO COMPANIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                        AUGUST 30,       AUGUST 31,      SEPTEMBER 1,     SEPTEMBER 3,      AUGUST 28,
                                           1998             1997             1996             1995             1994
                                        ----------       ----------      ------------     ------------      ----------
Earnings(1)                              $766,403         $520,329(5)      $423,477         $368,204         $203,555(3)
Less: Capitalized interest                 (3,542)          (4,097)          (5,612)          (3,275)          (7,170)
Add: Interest on debt(2)                   51,077           80,378           83,690           71,186           57,642
  Portion of rent under
   long-term operating leases
   representative of an interest
   factor                                  33,225           32,411           33,412           32,160           26,940
                                         --------         --------         --------         --------         --------
Total earnings available for
 fixed charges                           $847,163         $629,021         $534,967         $468,275         $280,967
                                         --------         --------         --------         --------         --------
                                         --------         --------         --------         --------         --------
Fixed Charges:
  Interest on debt(2)                    $ 51,077          $80,378         $ 83,690         $ 71,186         $ 57,642
  Portion of rent under
   long-term operating leases
   representative of an interest
   factor                                  33,225           32,411           33,412           32,160           26,940
                                         --------         --------         --------         --------         --------
Total fixed charges                      $ 84,302         $112,789         $117,102         $103,346         $ 84,582
                                         --------         --------         --------         --------         --------
                                         --------         --------         --------         --------         --------
Ratio of earnings to fixed
 charges                                     10.0              5.6(6)           4.6              4.5              3.3(4)
                                         --------         --------         --------         --------         --------
                                         --------         --------         --------         --------         --------

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(1)  Earnings represent income from continuing operations before provision for income taxes.

(2)  Includes amortization of debt expense and capitalized interest.

(3) Includes provision for merger and restructuring expenses of $120,000 pre-tax ($80,000 or $.36 per share after tax) related to the merger of The Price Company and Costco Wholesale Corporation in October 1993. If such provision for merger and restructuring expenses were excluded, income from continuing operations before provision for income taxes for fiscal 1994 would have been $323,555.

(4) If the $120,000 pre-tax provision for merger and restructuring expenses were excluded, the ratio of earnings to fixed charges for fiscal 1994 would have been 4.7.

(5) Includes the effect of adopting SFAS No. 121, a $65,000 pre-tax charge for asset impairment. If such provision were excluded, income from continuing operations before provision for income taxes for fiscal 1997 would have been $585,329.

(6) If the $65,000 pre-tax provision for asset impairment were excluded, the ratio of earnings to fixed charges would have been 6.2.